Exhibit 5.1

[Jones & Keller, P.C. letterhead]

May 10, 2010

Guaranty Bancorp
1331 Seventeenth Street, Suite 300
Denver, Colorado 80202

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Guaranty Bancorp, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 6,000,000 additional shares (the “Securities”) of voting common stock, par value $0.001 per share (the “Common Stock”), of the Company, which may from time to time be issued under the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”).

In connection with the filing of the Registration Statement, we, as your counsel, have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have considered necessary or appropriate for the purposes of our opinions set forth below.  In such examination and in rendering the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Our opinion set forth below is limited to the matters governed by the federal laws of the United States and the Delaware General Corporation Law, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law.  Except as expressly stated above, we do not express any opinion with respect to the law of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we advise you that, in our opinion, when duly issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan and any applicable award documentation, including, if applicable, the payment of the specified exercise price therefor, and assuming that the Securities have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Jones & Keller, P.C.

Jones & Keller, P.C.